EXHIBIT 99.2
                              STEELCLOUD, #11070743
                          THIRD QUARTER 2006 CONFERENCE
                       SEPTEMBER 14, 2006, 10:00 A.M., ET
                             CHAIRPERSON: CLIFF SINK


Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the SteelCloud third quarter 2006 conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by zero. As a reminder, this conference is being recorded today, Thursday, September 14, 2006.

                           I would now like to turn our conference over to Bob Leahy with Financial Relations Board. Please go ahead, sir.

R. Leahy Good morning, everyone, and welcome to SteelCloud's earnings call for the fiscal third quarter of 2006.

                           On the call today with me is Cliff Sink, SteelCloud President and Chief Executive Officer, as well as Kevin Murphy, SteelCloud's Chief Financial Officer.

                           Before we begin, let me read the Safe Harbor statement. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and the general economy, competitive factors, ability to attract and retain personnel including key sales and management personnel, the price of the company's stock and the risk factors set forth from time to time in the company's SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

                           At this time I will now turn the call over to Cliff Sink, SteelCloud's President and Chief Executive Officer. Cliff.

C. Sink Thank you, Bob. Good morning, everyone. Last evening we released our Q3 financial results for what in essence if the first reportable quarter for the new SteelCloud.

                           As expected and indicated at the beginning of the quarter, the new company incurred losses associated with restructuring costs and goodwill impairment and as previously disclosed, the company does not anticipate its return to profitability until 2007.

                           As also noted in our last conference call, within a few days of becoming CEO, I started assembling our new management team to revamp our strategic plan for now and in the future. This team fully agrees on SteelCloud's core competencies and market advantages, namely our engineering and network centric imbedded computing solutions.

                           Thus our corporate vision has been honed and simply states "to become the preeminent engineering and manufacturing integrator for the federal marketplace and independent software vendors."

                           As I said 3 months ago, the transformation of SteelCloud started with a clarity of purpose and a vision for its future. Those first steps are behind us. Now we're in the process of turning SteelCloud into a profitable, $50 million company.

                           We're doing this by focusing on markets like the growing $3.3 billion federal integrator market where we expect to gain one percent share over the next year or so, and the independent software vendor market estimated at a conservative $500 million in which we expect to capture at least 3% share over the next few years. Not to mention the multi-billion dollar federal government IT market right here in the Washington, D.C., metropolitan area.

                           To accomplish all this, we're putting together the strongest management team possible. We've already added a new vice president of sales and marketing. Next week we'll announce a new director of consulting services who will lead our growth in this important and profitable market segment and before this month is over, we'll be announcing yet another key strategic hire.

                           The change at SteelCloud is pervasive. We've re-worked our messaging. We're advertising, building relationships, going after new accounts, writing proposals, working on government contracting vehicles and starting to win new contracts. It's going to take time to reach the bottom line but it will and when it does our profitable growth will be built on a solid foundation of product leadership, loyal customers, strong partnerships and professional sales and marketing.

                           I'm pleased to report we're already starting to see results from these changes. In the federal integrator market, business is on the upswing primarily due to new integrator activity and major new business opportunities in the intelligence community. For example, we just booked a $1.4 million federal integrator order for a new government program.

                           In the ISV market, we're working closely with a major OEM customer to roll out their SteelCloud engineered and manufactured appliance in November, just in time for the start of our new fiscal year.

                           Before this fourth quarter ends, we'll have booked approximately $1.0 million in annual contracts for our professional consulting services.

                           On other matters, we closed our unprofitable Florida operation. We took this decisive action because that business was not growing, was not making money and was not serving end markets that meets our new plan.

                           We're also starting to actively market SteelCloud's brand service solutions which include blade and ATCA technology.

                           At our last conference call I talked about the four keys to rebuilding SteelCloud. Let me report on our progress there. First was strategic alliances.

                           As previously noted, our Intel ATCA venture is ramping up and we're now calling on government agencies where SteelCloud salespeople were not previously engaged. We've just been notified by Intel that they've selected us to present our ATCA capabilities at the Military Communication Conference known as MilComm, the premiere government communications conference in late October.

                           We've also shortened our list of business partners to a critical and more lucrative few, namely Intel, MicroSoft, CA and MacAfee.

                           Second, product leadership. A new release of our proprietary SteelWorks software will take place this fiscal quarter. Featuring market leading disaster recovery capabilities which according to our ISV customers and prospects is orders of magnitude better than anything else in the network appliance marketplace.
                           The third key initiative is loyal customers. Over the past few months we've met face to face with a dozen key customers. Based on these meetings alone, we've identified 10 new business opportunities, a 3-fold increase in our 2007 business forecast from these critical customers alone. Accordingly, we anticipate fiscal 2007 revenues from these customers for new and existing programs to increase over fiscal 2006.

                           Fourth is sales and marketing. Clearly we must diversify our federal integrator customer base. To that end, we're now going after this very lucrative market in a new, more active manner than in the past. This programmatic approach to finding new government business is critical because there's no better way to win new business than to have done your homework and show up with innovative, cost effective solutions that solve the problems these integrators need to resolve for their customers.

                           In closing I want to note the honoring of my commitment for this SteelCloud team to put more skin on the game. Despite a slight delay in execution, in accordance with insider trading blackout restrictions, I'm pleased to report that members of the Board and all members of my newly appointment senior management team, whether they be Form 4 filers or not, have purchased shares in the company. Naturally, individual purchases both past and future are predicated on personal situations and financial abilities.

                           With that, let me turn this over to Kevin who will now give financial details on our third quarter. I'll then make a brief closing comment and we'll open it for Q&A. Kevin?

K. Murphy                  Thanks, Cliff. As you know, last evening we released
                           our results for the quarter ended July 31, 2006.

                           Revenues were approximately $6.0 million, a decline from $8.7 million for the same period in 2005. The company reported a net loss of $6.5 million, or $0.46 per share in 2006 compared to net income of $21,000 or $0.01 per share in fiscal 2005.

                           Significant, non-operational events during our third quarter impacted the results. The outcome of these events resulted in one time, nonrecurring charges of approximately $5.5 million or $0.39 per share which consisted of the following.

                           First, closure of a redundant R&D and unprofitable sales operation in Florida, changes in management and a decline in stock price were the triggering events which required us to reassess the recoverability of our goodwill. Upon evaluation of those factors, we determined that our goodwill was impaired as of July 31, 2006 and we recorded a noncash impairment charge of approximately $4.5 million.

                           Accordingly, we no longer have any goodwill recorded on our balance sheet. We do have unrecognized intangible assets from our previous acquisition such as customer base, brand and market recognition. However, for accounting purposes we do not record these intangibles on our balance sheet.

                           Second, we incurred approximately $850,000 associated with our management restructuring, severance costs and the closure of our Florida operations. Approximately $650,000 of those charges have been accrued and the cash payments will be paid over the next 2 years.

                           Finally, we incurred approximately $175,000 of other operating costs related to corporate governance advisory services.

                           Excluding these one time, nonrecurring charges, our net loss from operations was approximately $990,000 or $0.07 per share. We reduced our operating costs by approximately 10% from Q2 2006 which is in line with our commitment from the last conference call for an across the board departmental expense reduction. As we have previously mentioned, we will continue to manage our costs during our transition phase and eliminate any nonessential, noncore business related expenses.

                           The decrease in revenue was directly attributable to the closure of our Florida operations and the elimination of our low margin businesses. As such, our margins improved in Q3 2006 to 20.2% from 15.5% in Q2 2006. We anticipate our gross margins will continue to improve in future quarters as we concentrate on our higher margin core business activities.

                           Current backlog is approximately $6.2 million. Continual improvement in our sales orders and backlog remains our top priority and as Cliff noted, we will continue to invest in our sales and marketing resources to achieve those goals.

                           Going forward, our financial position will be our asset through this transitional phase. Our current ratio remains strong and our debt to equity ratio is low despite the significant nonrecurring, noncash charges incurred in this quarter.

                           Cash on hand at the end of the quarter was nearly $3.5 million and our working capital was approximately $5.8 million. Together with our $3.5 million line of credit, we have the means to execute our plan for fiscal 2006 and 2007.

                           Having said that, we will continue to exercise fiscal discipline in controlling our operating costs and cash position. We will continue to evaluate our cash resources and will explore opportunities that may include raising additional capital to fund our initiatives and growth.

                           As Cliff has mentioned, we have many changes being executed to return us to profitability. As such, we will continue to incur losses for the remainder of fiscal 2006 and for the majority of fiscal 2007. During the June earnings conference call, I provided fiscal 2006 guidance of a net loss per share of between $0.41 and $0.46. Although we were anticipating nonrecurring costs associated with the restructuring, we did not anticipate the significant goodwill impairment charge given the rapid decrease in our stock price which was a factor in the impairment analysis.

                           Accordingly, we have revised our loss estimate for fiscal 2006 to be between $0.70 and $0.75 per common share.

                           As you are aware, we have received a delisting letter from NASDAQ which provides us until February 7, 2007 to obtain the minimum bid requirement of $1.00 per share for our common stock. We are actively addressing this issue and have full intentions to secure NASDAQ compliance.

                           In summary, our balance sheet remains strong which will assist us in capitalizing on strategic and operational opportunities. We are committed to returning the company to profitability as quickly as possible and recognize that this may require us to explore accretive options outside of traditional organic growth.

                           With that I'll turn it back to Cliff.

C. Sink Thank you, Kevin. In closing, we know this was not a pretty quarter. We made the tough decision to take the hit in full, to clear the decks and move forward. We do not anticipate further nonrecurring charges in the near term.

                           Given the pace of execution, we do believe that Q4 will start the upward swing towards profitability. Our new management team is making progress. Milestones have been achieved. We have the plan, will and discipline to succeed through focus on those markets where our growth, profits and advantages lie.

                           Make no mistake about it. This is a new SteelCloud. With that, let me open it up for questions.

Operator Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your touchtone phone. If you would like to decline from the polling process, please press the star followed by two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment for the first question.

                           Our first question comes from Sam Rebotsky from SER Asset Management. Please go ahead.

S. Rebotsky                Good morning, Cliff and Kevin. I guess this
                           is a momentous quarter to get yourself started and hopefully you'll be able to achieve profitability as you suggest in 2007.

                           Your backlog of $6.2 million, does that include the $1.4 million and could you break it down relative to the lower profit margin business and the higher profit margin business.

C. Sink Traditionally we don't give that kind of breakdown of our backlog and I prefer not to go into those type of details at this point. The only thing I will say is the $1.4 million is included in that.

S. Rebotsky                Is it fair to assume that you will burn  through the
                           lower profit margin in the fourth quarter or is that not a fair assumption?

C. Sink                    That's a fair assumption.

S. Rebotsky                You spoke of achieving $50 million in sales
                           as a goal. Is there a number that you have, a quarterly or a yearly sales that you feel you need to break even and be profitable?

C. Sink We have a gross profit number that we feel we have to make and how that translates into revenue numbers obviously depends on the mix of the business. The quarterly breakeven number in terms of gross profit is $2.2 million.

S. Rebotsky                Okay, that's good. When you refer to the
                           profitability in 2007 and the discussion related that it would not be in the earlier part. You would expect to be definitely profitable by the fourth quarter of 2007 although possibly in the third quarter that may happen or is it definitely a fourth quarter event?

C. Sink You characterized it well. It's somewhere between the third and fourth quarters.

S. Rebotsky                It appears that with an equity of just a little over
                           $6.0 million and the loss on normal operations of $1.0 million a quarter in this third quarter and then the second quarter it would appear that you should lose most likely at least $1.0 million in the fourth quarter and the first and second quarter. At what point in time do you raise funds or what kind of thoughts do you ... have you hired an investment banker or what's on the ... what does that look like going forward?

K. Murphy                  We are in the current process of engaging an
                           investment banker. As I mentioned in my part of the presentation, we believe we have adequate cash resources to get us to the point when we return to profitability.

                           However, we are actively looking through alternatives, options, opportunities that may come and we're going to use those advisors to help us through that process and if the factors are right and the situation's right, we'll go out to the markets and possibly raise additional funds.

S. Rebotsky                Is it fair to assume you're not looking at
                           acquisitions of companies that have substantial capital also to merge into SteelCloud or is that based on the value of the price of your stock?

K. Murphy                  We are not limiting our options in any means.
                           We are exploring options that (a) are accretive and
                           (b) have synergies in terms of where we want to go with the operations, our new focus, so we are not limiting our options or opportunities in any manner.

S. Rebotsky                I want to commend the officers and the
                           employees that did purchase stock. I mean it did show up on Form 4s and I think it makes sense and I guess everybody takes their financial consideration into account, but I assume you can also file a 10b-5 plan where you can buy shares even if there's some kind of information presumably that would permit you to do that. Has that been considered?

K. Murphy                  It is being looked at. We have not made any
                           determinations on that yet.

S. Rebotsky                Okay. I think you really did a good job in
                           focusing and getting your ability to go out and make some profits going forward. Hopefully you'll achieve them.

Management                 Thank you. We feel confident we will.

S. Rebotsky                Thank you.

Operator Our next question comes from Michael Potter from Monarch Capital. Please go ahead.

M. Potter                  Hi, guys, just a couple  questions.  Can you give us
                           a little a little insight. You told us the backlog is $6.2 million. How does your pipeline look?

C. Sink The pipeline actually going into fiscal 2007 is, and not having the long history with the company, from what I've been told is probably one of the healthiest pipelines we have going into a new fiscal year that we've had in a long time.

M. Potter                  Can you give us a dollar and perhaps some sort of a
                           comp to last year?

C. Sink I would prefer not to at this point. I can tell you that in terms of order of magnitude, it is probably close to double what it has been in the past in the area of the higher margin business, the one that's important to us at this point in time.

                           To clarify, the hard part with giving pipeline information is working with the federal government, you can have programs that are quite large and identified in the pipeline but then do not get funded and I don't want to give any misleading information based on the fact that the federal government may decide not to fund the program.

M. Potter                  Okay. With the severance expense, that was for
                           how many employees?

K. Murphy                  A total of 6 employees.

M. Potter                  And these were all senior people?

K.                         Murphy The majority of them were senior people, yes.

M. Potter                  Okay. The investigation of the former chairman. What
                           was the outcome and ... or is it still ongoing?

K. Murphy                  The  investigation  is  complete.  Everything  has
                           been captured in our results for Q3 and we have put that behind us.

M. Potter                  Okay, so what was the determination?

K. Murphy                  There was no specific determination. We
                           completed the investigation, captured those expenses in the Q3 and like I say, we put that issue behind us and are moving forward.

M. Potter                  There was no malfeasance in any way. There were no
                           issues with regards to actions in the company?

K. Murphy                  No, both employees that were involved in the
                           investigation are no longer with the company.

M. Potter                  Right, but that's not the question. We know
                           that.

K. Murphy                  That's all I can say on the matter at this
                           point.

C. Sink I think as we said in the previous conference call, that was a matter that was done by the Board. We do not have any of the Board members's insight of what went into that and the final conclusions other than the employees, those are now former employees and the expenses and everything else are behind us so there's really not anything else we can say on that.

M. Potter                  Alright, then just for whatever Board members
                           are listening and to you guys as well. You put it in the second quarter release. You spoke about it a little bit in the conference call. It certainly was a material event because both of the employees are no longer with the company. Just to drop it, I mean I certainly think there should be an 8K filed for the shareholders to have some sort of clue what transpired in our company.

K. Murphy                  For the Board members who may be on the call,
                           hopefully they duly noted your comments.

M. Potter                  Okay, that's pretty much it, guys. Keep
                           plugging away and I think you're doing the right moves so far and I just want to agree with the last person asking questions that I'm really happy to see the insider buying.

Management                 Thank you.

Operator Our next question comes from Debbie Slater with Slater Financial Services. Please go ahead.

D. Slater                  Good morning, gentlemen.

Management                 Good morning, Debbie.

D. Slater                  Maybe you could clarify that last gentlemen's
                           question. There was no criminal activity. Maybe that's what he wanted to hear and the matter has just been, you know, there's no other actions being taken.
                           Is that how he wanted to clarify it?

C. Sink I think we wanted to clarify it on two levels, Debbie. One is from a corporate point of view there is no further action or anything happening there and the second clarification is that neither Kevin nor I were privy to the details of what the Board's investigation was so we really are not in a position to comment on it.

D. Slater                  Okay. I didn't really see a lot of stock
                           purchases from Mr. Kevin Murphy or yourself, Cliff.
                           Am I missing something there because I know on the last conference call you stated you'd be actively purchasing stock in the open market but I didn't see a lot of it myself. I did see some board members. Can you comment on that?

C. Sink                    I know everyone did what they could do
                           personally and then my case I know for sure that because I was a new officer there's something called a Form 3 that's filed before a Form 4 so if you didn't look for the Form 3, you didn't see the majority of my purchasing. What everyone else did as I said earlier, is based on their personal financial situations and I can't really comment on that.

K. Murphy                  Debbie, in terms of my holdings, I have in
                           excess of 50,000 shares that I've purchased on the open market and right now I'm one of the largest insiders, or at least my position is one of the largest insiders. I did make a purchase this quarter and it's based on my personal situation but collectively I still have, at least in terms of my wealth, a significant portion of my portfolio is in SteelCloud stock.

D. Slater                  Okay, that's good to hear. I noticed that
                           year-over-year our margins are down, the revenues are down and it looks like our expenses are climbing a bit. Can you comment on that. It looks like about
                           $80,000 were up.

C. Sink I think part of that is a snapshot in time, Debbie, of as we went through the transition of getting out of the lower margin business. In Q3 we were still carrying a lot of those resources as we restructured. I think what you'll see and we reported was that our margins have started to go back up in the third quarter and we expect that to continue.

                           In terms of the expenses, we are not taking a passive role in this company. When we restructure we're taking the dollars we save by restructuring and reinvesting them in resources and people to go after the profitable business we want to go after.

D. Slater                  We had roughly 97 employees. When you are done
                           restructuring, what do you think that's going to look like?

C. Sink That should put us probably in the area of around 80 to maybe the mid-80s.

D. Slater                  So we going to actually have less than before?

C. Sink                    Quite a few less than before, yes.

D. Slater                  Okay. On previous conference calls we talked
                           about Intel deals and let me be specific. Two or three different Intel deals where we put prototypes out and this was before Cliff's time. This was when
                           Bryan was still the president, and we also talked about intelligence, meaning Department of Defense.

                           Can you elaborate on what we're doing there with Intel and the different deals because I still don't think that everyone has it quite clear and where we are with respect to ... I know at one point Bryan had stated something like a $300 million deal and different things of that nature. I know we're working on prototypes. Can you clarify that for us and give us an update as to where we are?

C. Sink I can't speak specifically on the comments that Bryan made, Debbie, but I can tell you that when I got here one of the obvious markets that we needed to focus on was the intelligence community. We do have programs working with them and one of the things about the intelligence community that you have to be aware of is they don't talk a lot about their programs publicly.

                           What I can tell you is the intelligence community is a focus for us. We do have technology and prototype units in the intelligence community for evaluation and we do anticipate seeing revenue in fiscal 2007 from some of those activities.

D. Slater                  Can you speak  specifically  about the company,
                           Intel, and any work there or any major contracts there that we are working on or winning?

C. Sink                    I can speak about our relationship with Intel.
                           We have a very deep and multifaceted relationship with Intel both as a supplier of technology to us and as a sales and marketing partner. Over the past few months we have greatly deepened our relationship with the sales and marketing arm of Intel, particularly what's called the MAG. That's the Military Aerospace and Government division of Intel.

                           They're the ones who worked with us to put in our solutions center and the ATCA solutions that we show there and they're the ones that as I mentioned in my presentation have included us in their conference, their booth and everything at MilComm. We are one of only ... for ATCA there are over 300 vendors who work in that area that are part of a consortium. We are one of only 3 that are participating with Intel in this conference that's directed specifically at the military marketplace. That gives you an idea of the depth of our relationship with them.

D. Slater                  When is this conference taking place?

C. Sink                    October.

D. Slater                  Thank you. In closing, what is it that's going
                           to bring us to profitability, the bottom line? Are our sales going to increase, and our margins increase. Sales need to increase evidently, but what's your key targets for making this a $50 million company. I mean, we haven't hit those margins.

C. Sink The key, and you hit the 2 factors right on the head, Debbie. The key is revenue of a sizeable increase and that's what we're anticipating growing to get to $50 million of revenue. But it can't just be any revenue. It's got to be revenue that is of the type of gross margin that we are looking for and as we've stated, our target is to have margins in the mid-20s. As I commented in my presentation, we've already shown an uptick in that margin and we expect that to continue over the next couple of quarters until we get to that target range.

D. Slater                  Okay, I want to thank you very much for your
                           time.

C. Sink                    Thank you, Debbie.

Operator We have no further audio questions at this time. Do you have any concluding comments?

C. Sink I'd just like to thank everyone for participating on the call and thank you again for your support of SteelCloud and particularly in the new SteelCloud as we move forward with this challenge to return the company to profitability.

Operator Thank you. Ladies and gentlemen, this does conclude the SteelCloud third quarter 2006 conference call. If you'd like to listen to a replay of today's conference, please dial 1-800-405-2236 or 303-590-3000 with access code of 11070743. Thank you and you may now disconnect.



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